File No. 70-8753

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No. 3
                                       to
                                    Form U-1

                           APPLICATION OR DECLARATION

                                      under

                 The Public Utility Holding Company Act of 1935


                       SAVANNAH ELECTRIC AND POWER COMPANY
                               600 East Bay Street
                             Savannah, Georgia 31401

               (Name of company or companies filing this statement
                  and addresses of principal executive offices)

                              THE SOUTHERN COMPANY

                 (Name of top registered holding company parent
                         of each applicant or declarant)


                                 Kirby R. Willis
              Vice President, Treasurer and Chief Financial Officer
                       Savannah Electric and Power Company
                               600 East Bay Street
                             Savannah, Georgia 31401

                     (Name and address of agent for service)

                   The Commission is requested to mail signed
                        copies of all orders, notices and
                               communications to:

                    W. L. Westbrook, Financial Vice President
                              The Southern Company
                              270 Peachtree Street
                             Atlanta, Georgia 30303

 E. Pomeroy Williams, Esq.                        John D. McLanahan, Esq.
Bouhan, Williams & Levy LLP                        Troutman Sanders LLP
      447 Bull Street                           600 Peachtree Street, N.E.
  Savannah, Georgia 31401                               Suite 5200
                                                Atlanta, Georgia 30308-2216


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                                                         -2-
Item 6.           Exhibits and Financial Statements.
                  (a)  Exhibits

                            F -- Opinion of Bouhan, Williams & Levy LLP.


                                    SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:     March 25, 1996         SAVANNAH ELECTRIC AND POWER COMPANY



                                    By: /s/Wayne Boston
                                       Wayne Boston
                                  Assistant Secretary and
                                    Assistant Treasurer